EXHIBIT 10.81
CORNERSTONE BIOPHARMA, INC.
AGREEMENT REGARDING EMPLOYMENT, EMPLOYEE DUTIES, OWNERSHIP
OF EMPLOYEE DEVELOPMENTS, AND CONFIDENTIALITY
     This EMPLOYMENT AGREEMENT (“Agreement”), dated as of September 29, 2008, is entered into by and between Cornerstone BioPharma, Inc. and/or its affiliates (“Cornerstone” or “Company”), a Nevada corporation with offices at 2000 Regency Parkway, Suite 255, Cary, North Carolina 27511 and Josh Franklin (“Employee”).
RECITALS
     WHEREAS, Employee is presently employed by Cornerstone, and
     WHEREAS, Cornerstone desires to secure the continued services and employment of the Employee, and the Employee is willing to render such services on the terms and conditions set forth herein;
     NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows, effective as of the Consummation Date:
TERMS OF AGREEMENT
     In consideration of the Recitals (which are incorporated herein) and the mutual covenants in this Agreement, the parties agree as follows:
     1. Definitions. For the purpose of this Agreement, the terms used as headings in this Section 1, and parenthetically defined elsewhere in this Agreement, shall have the indicated meanings and may be used in the singular or plural.
     “Affiliate.” Any business entity controlled by, controlling, or under common control or in joint venture with, the Company.
     “Confidential Information.” All confidential and proprietary information of the Company and its Affiliates, in whatever form, tangible or intangible, not otherwise publicly disclosed or generally available (other than as a result of a wrongful disclosure by the Employee), whether or not discovered or developed by the Employee, including information entrusted to the Company and/or its Affiliates by others. Without limiting the generality of the foregoing, Confidential Information shall include but shall not be limited to: (a) customer lists, lists of potential customers and details of agreements with customers; (b) acquisition, expansion, marketing, financial and other business information and plans of the Company or any of its Affiliates; (c) research and development; (d) data concerning usage of prescription drugs and any other data compiled by the Company or any of its Affiliates; (e) computer programs; (f) sources of supply; (g) identity of specialized consultants and contractors and Confidential Information developed by them for the Company or any of its Affiliates; (h) purchasing, operating and other cost data; (i) special customer needs, cost and pricing data; (j) employee information (including, but not limited to, personnel, payroll, compensation and benefit data and plans); and (k) patient records and data, including all such information recorded in manuals, memoranda, projections, minutes, plans, drawings, designs, formula books, specifications, computer programs and records, whether or not legended or otherwise identified by the Company or any of its Affiliates as Confidential Information, as well as such information that is the subject of meetings and discussions and not recorded.
     “Developments.” All data, discoveries, findings, reports, designs, inventions, improvements, methods, practices, techniques, developments, programs (computer or otherwise), formulas, plans, concepts, and ideas, whether or not patentable, relating to the present and planned future activities and the Products and Services of the Company or any of its Affiliates.
     “Products and Services.” All products or services sold, rented, leased, rendered or otherwise made available to customers by the Company or any of its Affiliates, as well as products and services in any stage of development by the Company or any of its Affiliates, although not yet commercialized or not generally available.
     “Territory.” The United States of America, its territories and possessions and other jurisdictions outside the United States where the company does business.
     2. Employment.
          2.1 Your employment is for an indefinite term and is terminable by either You or the Company at any time, with or without cause. Cornerstone requests as a courtesy, that two weeks notice be given by You in advance of any termination by You of employment. Cornerstone reserves the absolute right to make any changes in assignment, personnel, or employee benefits at any time. No representative of Cornerstone has any authority to make any contrary inconsistent statements concerning the term of your employment, or to alter the at will employment relationship, except the President or Chief Executive Officer of Cornerstone, and only then in a written agreement.
          a. You agree not to work for any competitive enterprise during your employment with Cornerstone, including after hours, on weekends, or during vacation time, even if only organizational assistance or limited consultation is involved.
          b. You agree that Cornerstone strictly forbids the unauthorized use of proprietary data owned by another enterprise and that if you become aware of such unauthorized use, you will immediately report it to your supervisor.
          c. You also agree not to accept any materials from anyone that could violate the Computer Fraud and Abuse Act as set forth in Title 18, U.S.C. § 1030.
          2.2 Change in Control. If any change in control occurs, it is understood that any unvested rights in Company stock, stock options, benefits or otherwise that are currently unvested and would have become vested through the passage of time shall immediately vest. A change in control is defined as the transfer of greater than 50% of the common ownership of the group to an unrelated third party.
     3. Expenses. Pursuant to the Company’s customary policies in force at the time of payment, the Executive shall be promptly reimbursed, against presentation of vouchers or receipts therefor, for all expenses properly and reasonably incurred by him on behalf of the Company and its Affiliates in the performance of his duties hereunder.
     4. Termination.
          4.1 By the Company for Cause. Upon written notice, the Company may discharge the Employee and terminate this Agreement for Cause. As used in this Section 4, Cause shall mean any one or more than one of the following: (i) an act or acts of personal dishonesty or misrepresentation taken by the Employee and intended to result in substantial personal enrichment of the Employee at the expense of the Company; (ii) repeated violations by the Employee of the Employee’s obligations under this Agreement which are demonstrably willful and deliberate on the Executive’s part and which are not remedied within thirty (30) days after receipt of notice from the Company, or (iii) the conviction of the Employee of a felony.
          4.2 By the Company Without Cause or By the Employee for Good Reason. The Company on written notice to the Employee may discharge the Employee and terminate this Agreement without Cause at any time.
          4.3 Death. This Agreement shall terminate forthwith upon the death of the Employee.
     5. Developments, Confidential Information and Related Matters.
          5.1 Assignment of Developments. All Developments that are at any time made, conceived or suggested by the Employee, whether acting alone or in conjunction with others, during or as a result of the Employee’s employment under this Agreement or thereafter, shall be the sole and absolute property of the Company, free of any reserved or other rights of any kind on the Employee’s part. During the Employee’s employment by the Company and thereafter, the Employee shall promptly make full disclosure of any such Developments to the Company and, at its cost and expense, do all acts and things (including, among others, the execution and delivery under oath of patent and copyright applications and instruments of assignment) deemed by the Company to be necessary or desirable at any time in order to effect the full assignment to the Company of the Employee’s right and title, if any, to such Developments.
          5.2 Restrictions on Use and Disclosure. The Employee acknowledges that the Confidential Information is valuable and proprietary to the Company (or to third parties that have entrusted Confidential Information to the Company), and, except as required by the Employee’s duties hereunder, the Employee shall not at any time, directly or indirectly, use, copy, publish, summarize, disseminate, describe or otherwise disclose any Confidential Information or Developments without the prior written consent of the Company.
          5.3 Return of Documents. Upon termination of the Employee’s employment with the Company, or at the Company’s request, whichever is sooner, the Employee shall forthwith deliver to the Company all manuals, memoranda, projections, minutes, plans, drawings, designs, formula books, specifications, listings, records, notebooks, computer programs and similar repositories of, or containing Confidential Information and Developments, including all copies, then in the Employee’s possession or control, whether prepared by the Employee or others. Upon such termination, the Employee shall not retain any copies or abstracts of any such documents or materials.
          5.4 Restrictions on Competitive Employment. During the term of the Employee’s employment and for a period of twelve (12) months after the termination of the Employee’s employment for any reason, pursuant to this Agreement or thereafter, absent the Company’s prior written approval, the Employee shall not (as an individual, principal, agent, employee, consultant or otherwise) within the Territory, directly or indirectly, engage in activities competitive with, nor render services to any firm or business engaged or about to become engaged in the Business of the Company. In addition, the Employee shall not have an equity interest in any such firm or business other than as a 1% or less shareholder of a public corporation.
          5.5 Inducement; Enticement. During the term of the Employee’s employment, pursuant to this Agreement, the Employee shall not, directly or indirectly: (a) solicit or contact any customer or prospective customer of the Company or any of its Affiliates as to matters that relate to the Business of the Company or which is in any way inconsistent or interferes therewith; (b) induce, or attempt to induce, any employees or agents or consultants of the Company or any of its Affiliates to do anything from which the Employee is restricted by reason of Sections 5.1 through 5.5; or (c) offer or aid others to offer employment to any employees of the Company or any of its Affiliates.
          5.6 Survival and Other Matters. The provisions of Sections 5.1 through 5.5 shall survive the termination of this Agreement and shall continue in effect during and after any employment of the Employee after the end of the Employment Period and the termination of this Agreement. This provision shall not be construed to limit the survival of any other provisions that also survive the termination of this Agreement by the express or implied terms of such provisions.
     6. Notices. All notices and other communications provided for or permitted hereunder shall be in writing and shall be deemed to have been duly given on the date that they are delivered personally or sent by registered or certified mail (return receipt requested) postage prepaid to the parties at the following addresses (or at such other address for any party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):
(a)	If to the Company:

Cornerstone BioPharma, Inc. 2000 Regency Parkway, Suite 255 Cary, NC 27511 Attention: Craig Collard, President and CEO

With a copy at the same address to:
Hutchison Law Group, PLLC Trinity Road, Suite 400 Raleigh, NC 27607 Attn: John Fogg, Attorney at Law
(b)	If to the Employee, at the last address included on the Company’s payroll records.
     7. Miscellaneous.
          7.1 Representations and Covenants. In order to induce the Company to enter into this Agreement, the Employee makes the following representations and covenants to the Company and acknowledges that the Company is relying upon said representations and covenants:
(a)	No agreements or obligations exist to which the Employee is a party or otherwise bound, in writing or otherwise, which in any way interfere with, impede or preclude him from fulfilling all of the terms and conditions of this Agreement.

(b)	The Employee, during his employment by the Company, shall use his best efforts to disclose to the President in writing or by other effective method any bona fide information known by him that would have any material negative impact on the Company or an Affiliate.
          7.2 Entire Agreement. This Agreement contains the entire understanding of the parties as to the subject matter hereof and fully supersedes all prior oral and written agreements and understandings between the parties with respect to such subject matter. This Agreement also supersedes and nullifies any and all change-of-control, severance or other employment-related agreements entered into.
          7.3 Amendment; Waiver. This Agreement may not be amended, supplemented, cancelled or discharged, except by written instrument executed by the party as to whom enforcement is sought. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any breach of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of this Agreement.
          7.4 Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the surviving corporation in any merger or consolidation in which the Company is a party, or any assignee of all or substantially all of the Company’s business and properties. The Employee’s rights and obligations under this Agreement may not be assigned by him, except that his right to receive accrued but unpaid compensation, unreimbursed expenses and other rights, if any, provided under this Agreement which survive termination of this Agreement shall pass after death to the personal representatives of his estate.

          7.5 Headings. The headings contained in this Agreement (except those in Section 1) are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
          7.6 Counterparts. This Agreement may be executed in one or more copies, each of which shall be deemed an original.
          7.7 Governing Law; Interpretation. This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy of the State of North Carolina, without regard to any principles of conflict of laws. Service of process in any dispute shall be effective (a) upon the Company, if served upon the Chairman of the Board, the President or any Executive Vice President of the Company (other than the Executive); and (b) upon the Executive, if delivered to the Employee’s residence last known to the Company. The Employee acknowledges that a breach of Sections 5.1 through 5.5 would cause grave and irreparable injury to the Company that would not be compensable in money damages, and therefore, in addition to the Company’s other express and implied remedies, the Company shall be entitled to injunctive and other equitable relief to prevent any actual, intended or likely injuries that may result from such breach. However, nothing in this Section shall limit any other right or remedy to which the Company may be entitled.
          7.8 Further Assurances. Each party agrees at any time, and from time-to-time, to execute, acknowledge, deliver and perform, and/or cause to be executed, acknowledged, delivered and performed, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and/or assurances as may be necessary, and/or proper to carry out the provisions and/or intent of this Agreement.
          7.9 Gender; Singular; Plural. In this Agreement, the use of one gender (e.g., “he”, “she” and “it”) shall mean each other gender; and the singular shall mean the plural, and vice versa, all as the context may require.
          7.10 Severability. The parties acknowledge that the terms of this Agreement are fair and reasonable at the date signed by them. However, in light of the possibility of a change of conditions or differing interpretations by a court of what is fair and reasonable, the parties stipulate as follows: if any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated; further, if any one or more of the terms, provisions, covenants or restrictions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed, by limiting or reducing it, so as to be enforceable to the maximum extent compatible with then applicable law.

          7.11 Consents. Any consent, approval or authorizations required hereunder shall mean the written consent, approval or authorization of the Chairman of the Board of the Company or such other officer as may be designated in writing by the Board of Managers.
[SIGNATURE PAGE FOLLOWS]

EXECUTION
     The parties, intending to be legally bound in accordance with its terms as of the date first above written.

Cornerstone BioPharma, Inc.
/s/ Craig Collard
By: Craig Collard
Its: President & CEO

/s/ Josh Franklin
Josh Franklin